                                                                  EXHIBIT 4(AA)

                  PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
                            [213 WASHINGTON STREET
                           NEWARK, NEW JERSEY 07102]

      HIGHEST DAILY LIFETIME INCOME 2.0 WITH HIGHEST ANNUAL DEATH BENEFIT
                              SCHEDULE SUPPLEMENT

ANNUITY NUMBER: [001-0001]

EFFECTIVE DATE OF THE HIGHEST DAILY LIFETIME INCOME 2.0 WITH HIGHEST ANNUAL DEATH BENEFIT RIDER: [Issue Date of the Annuity]

[SINGLE][SPOUSAL] DESIGNATED [LIFE][LIVES]:

               [John Doe]    DATE OF BIRTH: [February 21, 1945]
               [Mary Doe]    DATE OF BIRTH: [January 1, 1946]

ROLL-UP RATE: [5.0% per year]

ANNUAL INCOME PERCENTAGE:

          ATTAINED AGE OF      ANNUAL    ATTAINED AGE OF     ANNUAL
          SINGLE DESIGNATED    INCOME    YOUNGER SPOUSAL     INCOME
          LIFE               PERCENTAGE  DESIGNATED LIFE   PERCENTAGE
          -----------------  ---------- ------------------ ----------
          Less than 55           [3%    Less than 55          [2.5%
          55 - less than 65       4%    55 - less than 65      3.5%
          65 - less than 85       5%    65 - less than 85      4.5%
          85 or more              6%]   85 or more             5.5%]

MINIMUM GUARANTEE PAYMENT: [$100]

TARGET ANNIVERSARY DATE(S): [The 12/th/ Anniversary of the Effective Date]

GUARANTEED BASE VALUE MULTIPLIER:

        TARGET ANNIVERSARY                        GUARANTEED BASE VALUE
        DATE                                           MULTIPLIER
        ------------------                        ---------------------
        12/th /Anniversary of the Effective Date         [200%]

PERIODIC VALUE CUT-OFF DATE: [Not Applicable]

TRANSFER ACCOUNT: [AST Investment Grade Bond Portfolio]. If this portfolio is discontinued, we will substitute a successor portfolio, if there is one. Otherwise, we will substitute a comparable portfolio. We will obtain any required regulatory approvals prior to substitution of the portfolio.

CHARGE FOR THE RIDER: You have elected this Rider on a [Single Designated Life] [Spousal Designated Lives] basis. Therefore the charge for the Rider is an annualized rate of [1.40] [1.50]%.

ACCOUNT VALUE "FLOOR": The lesser of [$500] or [5%] of the sum of the Account Value on the Effective Date and any subsequent Adjusted Purchase Payments.

P-SCH-HD-HAB(8/12)-NY                 1

      HIGHEST DAILY LIFETIME INCOME 2.0 WITH HIGHEST ANNUAL DEATH BENEFIT

                         TRANSFER CALCULATION FORMULA

THE FOLLOWING ARE THE TERMS AND DEFINITIONS REFERENCED IN THE TRANSFER
----------------------------------------------------------------------
CALCULATION FORMULA:
--------------------

..   C\\u\\     the upper target is established on the Effective Date and is not changed for the life of the guarantee.

..   C\\us\\    the secondary upper target is established on the Effective Date and is not changed for the life of the guarantee.

..   C\\t\\     the target is established on the Effective Date and is not changed for the life of the guarantee.

..   C\\l\\      the lower target is established on the Effective Date and is not changed for the life of the guarantee.

..   L        the target value as of the current Valuation Day.

..   r        the target ratio.

..   a        a the factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee.

..   V          the total value of all elected Sub-accounts in the Annuity.

..   B        the total value of all Transfer Account allocations.

..   P        the Income Basis. Prior to the first Lifetime Withdrawal, the
             Income Basis is equal to the Protected Withdrawal Value calculated as if the first Lifetime Withdrawal were taken on the date of calculation. After the first Lifetime Withdrawal, the Income Basis equals the greatest of (1) the Protected Withdrawal Value on the date of the first Lifetime Withdrawal, increased for subsequent additional Adjusted Purchase Payments and adjusted proportionally for Excess Income*; and (2) the Protected Withdrawal Value on any Anniversary of the Issue Date subsequent to the first Lifetime Withdrawal, increased for subsequent additional Adjusted Purchase Payments and adjusted proportionally for Excess Income* and (3) any highest daily Account Value occurring on or after the later of the immediately preceding Anniversary of the Issue Date, or the date of the first Lifetime Withdrawal, and prior to or including the date of this calculation, increased for additional Adjusted Purchase Payments, and adjusted for Withdrawals, as described in the Rider.

..   T        the amount of a transfer into or out of the Transfer Account.

..   T\\M\\     the amount of a monthly transfer out of the Transfer Account.

* Note: Lifetime Withdrawals that are not considered Withdrawals of Excess Income, as defined in the Rider, do not reduce the Income Basis.

DAILY TARGET VALUE CALCULATION:

On each Valuation Day, a target value (L) is calculated, according to the following formula.

   L = 0.05 * P * a

DAILY TRANSFER CALCULATION:

The following formula, which is set on the Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

   Target Ratio r = (L - B) / V

    . If on the third consecutive Valuation Day r > C\\u \\and r < C\\us\\ or if on any day r > C\\us\\ and transfers have not been suspended due to the 90% cap rule, assets in the elected Sub-accounts, are transferred to the Transfer Account in accordance with the "Transfers to and from the Transfer Account" section of the Rider.

P-SCH-HD-HAB(8/12)-NY                 2

      HIGHEST DAILY LIFETIME INCOME 2.0 WITH HIGHEST ANNUAL DEATH BENEFIT
                        SCHEDULE SUPPLEMENT (CONTINUED)

    . If r < C\\l\\, and there are currently assets in the Transfer Account (B > 0), assets in the Transfer Account are transferred to the elected Sub-accounts in accordance with the "Transfers to and from the Transfer Account" section of the Rider.

90% CAP RULE: If, on any Valuation Day this Rider remains in effect, a transfer into the Transfer Account occurs which results in 90% of the Account Value being allocated to the Transfer Account, any transfers into the Transfer Account will be suspended, even if the formula would otherwise dictate that a transfer into the Transfer Account should occur. Transfers out of the Transfer Account and into the elected Sub-accounts will still be allowed. The suspension will be lifted once a transfer out of the Transfer Account occurs due either to a Daily or Monthly Transfer Calculation. Due to the performance of the Transfer Account and the elected Sub-accounts, the Account Value could be more than 90% invested in the Transfer Account.

The following formula, which is set on the Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

   T = Min (MAX (0, (0.90 * (V + B)) - B), [L - B - V * C\\t\\] / (1 - C\\t\\))
   (Money is transferred from the elected Sub-accounts to the Transfer Account.)

   T = {Min (B, - [L - B - V * C\\t\\] / (1 - C\\t\\))}
   (Money is transferred from the Transfer Account to the elected Sub-accounts.)

MONTHLY TRANSFER CALCULATION:

On each monthly anniversary of the Issue Date and following the Daily Transfer Calculation, the following formula determines if a transfer from the Transfer Account to the elected Sub-Accounts will occur:

If, after the Daily Transfer Calculation is performed,

{Min (B, .05 * (V + B))} < (C\\u\\* V - L + B)/(1 - C\\u\\), then

T\\M\\ = {Min (B, .05 * (V + B))}
(Money is transferred from the Transfer Account to the elected Sub-accounts.)

TARGETS REFERENCED IN THE TRANSFER CALCULATION FORMULA:

C\\u\\ = [83%
C\\us\\ = 84.5%
C\\t\\ = 80%
C\\l\\ = 78%]

P-SCH-HD-HAB(8/12)-NY                 3

      HIGHEST DAILY LIFETIME INCOME 2.0 WITH HIGHEST ANNUAL DEATH BENEFIT
                        SCHEDULE SUPPLEMENT (CONTINUED)

     "A" FACTORS USED IN CALCULATING THE TARGET VALUE (IN YEARS AND MONTHS
                     SINCE THE EFFECTIVE DATE SHOWN ABOVE)

        MONTHS
YEARS   1        2     3     4     5     6     7     8     9    10    11     12
-----   ------ ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- -----
 [1     15.34  15.31 15.27 15.23 15.20 15.16 15.13 15.09 15.05 15.02 14.98 14.95
 2      14.91  14.87 14.84 14.80 14.76 14.73 14.69 14.66 14.62 14.58 14.55 14.51
 3      14.47  14.44 14.40 14.36 14.33 14.29 14.26 14.22 14.18 14.15 14.11 14.07
 4      14.04  14.00 13.96 13.93 13.89 13.85 13.82 13.78 13.74 13.71 13.67 13.63
 5      13.60  13.56 13.52 13.48 13.45 13.41 13.37 13.34 13.30 13.26 13.23 13.19
 6      13.15  13.12 13.08 13.04 13.00 12.97 12.93 12.89 12.86 12.82 12.78 12.75
 7      12.71  12.67 12.63 12.60 12.56 12.52 12.49 12.45 12.41 12.38 12.34 12.30
 8      12.26  12.23 12.19 12.15 12.12 12.08 12.04 12.01 11.97 11.93 11.90 11.86
 9      11.82  11.78 11.75 11.71 11.67 11.64 11.60 11.56 11.53 11.49 11.45 11.42
 10     11.38  11.34 11.31 11.27 11.23 11.20 11.16 11.12 11.09 11.05 11.01 10.98
 11     10.94  10.90 10.87 10.83 10.79 10.76 10.72 10.69 10.65 10.61 10.58 10.54
 12     10.50  10.47 10.43 10.40 10.36 10.32 10.29 10.25 10.21 10.18 10.14 10.11
 13     10.07  10.04 10.00  9.96  9.93  9.89  9.86  9.82  9.79  9.75  9.71  9.68
 14      9.64   9.61  9.57  9.54  9.50  9.47  9.43  9.40  9.36  9.33  9.29  9.26
 15      9.22   9.19  9.15  9.12  9.08  9.05  9.02  8.98  8.95  8.91  8.88  8.84
 16      8.81   8.77  8.74  8.71  8.67  8.64  8.60  8.57  8.54  8.50  8.47  8.44
 17      8.40   8.37  8.34  8.30  8.27  8.24  8.20  8.17  8.14  8.10  8.07  8.04
 18      8.00   7.97  7.94  7.91  7.88  7.84  7.81  7.78  7.75  7.71  7.68  7.65
 19      7.62   7.59  7.55  7.52  7.49  7.46  7.43  7.40  7.37  7.33  7.30  7.27
 20      7.24   7.21  7.18  7.15  7.12  7.09  7.06  7.03  7.00  6.97  6.94  6.91
 21      6.88   6.85  6.82  6.79  6.76  6.73  6.70  6.67  6.64  6.61  6.58  6.55
 22      6.52   6.50  6.47  6.44  6.41  6.38  6.36  6.33  6.30  6.27  6.24  6.22
 23      6.19   6.16  6.13  6.11  6.08  6.05  6.03  6.00  5.97  5.94  5.92  5.89
 24      5.86   5.84  5.81  5.79  5.76  5.74  5.71  5.69  5.66  5.63  5.61  5.58
 25      5.56   5.53  5.51  5.48  5.46  5.44  5.41  5.39  5.36  5.34  5.32  5.29
 26      5.27   5.24  5.22  5.20  5.18  5.15  5.13  5.11  5.08  5.06  5.04  5.01
 27      4.99   4.97  4.95  4.93  4.91  4.88  4.86  4.84  4.82  4.80  4.78  4.75
 28      4.73   4.71  4.69  4.67  4.65  4.63  4.61  4.59  4.57  4.55  4.53  4.51
 29      4.49   4.47  4.45  4.43  4.41  4.39  4.37  4.35  4.33  4.32  4.30  4.28
 30      4.26   4.24  4.22  4.20  4.18  4.17  4.15  4.13  4.11  4.09  4.07  4.06**

** In all subsequent years and months thereafter, the "a" factor is 4.06.]

P-SCH-HD-HAB(8/12)-NY                 4

      HIGHEST DAILY LIFETIME INCOME 2.0 WITH HIGHEST ANNUAL DEATH BENEFIT
                        SCHEDULE SUPPLEMENT (CONTINUED)

INVESTMENT REQUIREMENTS:

The following Investment Options are available as of the Effective Date. Allocation percentages are currently limited to: [

       (1)any one Prudential Portfolio Combination indicated below; or

       (2)one or more Asset Allocation Portfolios indicated below where the allocations made among these portfolios must total 100%]

PRUDENTIAL PORTFOLIO COMBINATIONS:

[COMBINATION 1:                                       COMBINATION 5:
25% AST Capital Growth Asset Allocation               30% AST T. Rowe Price Asset Allocation
25% AST Franklin Templeton Founding Funds Allocation  20% AST CLS Moderate Asset Allocation
20% AST New Discovery Asset Allocation                15% AST Schroders Global Tactical
30% AST First Trust Capital Appreciation Target       10% AST First Trust Balanced Target
                                                      25% AST Advanced Strategies

COMBINATION 2:                                        COMBINATION 6:
25% AST FI Pyramis(R) Asset Allocation                20% AST CLS Moderate Asset Allocation
25% AST J.P. Morgan Global Thematic                   35% AST Schroders Multi-Asset World Strategies
25% AST First Trust Capital Appreciation Target       30% AST Academic Strategies Asset Allocation
25% AST Advanced Strategies                           15% AST J.P. Morgan Strategic Opportunities

COMBINATION 3:                                        COMBINATION 7:
30% AST Wellington Management Hedged Equity           30% AST T. Rowe Price Asset Allocation
20% AST BlackRock Global Strategies                   70% AST Preservation Asset Allocation
20% AST Academic Strategies Asset Allocation
30% AST Advanced Strategies
                                                      COMBINATION 8:
                                                      50% AST Preservation Asset Allocation
                                                      20% AST Horizon Moderate Asset Allocation
COMBINATION 4:
40% AST T. Rowe Price Asset Allocation                30% AST J.P. Morgan Strategic Opportunities
35% AST Balanced Asset Allocation
                                                      COMBINATION 9:
25% AST First Trust Balanced Target                   25% AST Preservation Asset Allocation
                                                      75% AST J.P. Morgan Strategic Opportunities

P-SCH-HD-HAB(8/12)-NY                 5

      HIGHEST DAILY LIFETIME INCOME 2.0 WITH HIGHEST ANNUAL DEATH BENEFIT
                        SCHEDULE SUPPLEMENT (CONTINUED)

ASSET ALLOCATION PORTFOLIOS

AST Balanced Asset Allocation
AST Capital Growth Asset Allocation
AST FI Pyramis(R) Asset Allocation
AST Franklin Templeton Founding Funds Allocation
AST New Discovery Asset Allocation
AST Preservation Asset Allocation
AST T. Rowe Price Asset Allocation
AST CLS Moderate Asset Allocation
AST Horizon Moderate Asset Allocation
AST J.P. Morgan Global Thematic
AST Schroders Global Tactical
AST First Trust Balanced Target
AST First Trust Capital Appreciation Target
AST Academic Strategies Asset Allocation
AST Advanced Strategies
AST BlackRock Global Strategies
AST J.P. Morgan Strategic Opportunities
AST Schroders Multi-Asset World Strategies
AST Wellington Management Hedged Equity]

P-SCH-HD-HAB(8/12)-N                  6